Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

RUSH ENTERPRISES, INC.

A Texas corporation

(Effective as of May 18, 2021)

Reference is hereby made to the Amended and Restated Bylaws of Rush Enterprises, Inc., a Texas corporation, adopted as of May 20, 2013 (the “Bylaws”). Pursuant to Article IX of the Bylaws, the Bylaws are hereby amended as follows:

Section 2.4 of Article II of the Bylaws is hereby amended and restated in its entirety as follows:

“2.4         Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the president, the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.”

A new Article X shall be added to the Bylaws as follows:

“ARTICLE X

Exclusive Forum

10.1         Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of the corporation to the corporation or the corporation’s shareholders; (iii) any action asserting a claim against the corporation or any director, officer or employee of the corporation arising pursuant to any provision of the Texas Business Organizations Code or the corporation’s articles of incorporation or these Bylaws (as either may be amended from time to time); or (iv) any action asserting a claim against the corporation or any director, officer or employee of the corporation governed by the internal affairs doctrine shall be any state or federal court located in Bexar County, Texas. For the avoidance of doubt, this Section X(a) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”).

10.2         Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action, claim or proceeding against the corporation or any of its current or former officers or directors arising under the federal securities laws, including without limitation any claims under the Securities Act, any claims under of the Exchange Act, and any claims under the rules promulgated pursuant to any provision of the federal securities laws, shall be the federal district courts of the United States of America.

10.3         To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the corporation shall be deemed to have notice of and consented to this Article X.”

Except to the extent specifically modified herein, the provisions of the Bylaws shall remain unmodified.

CERTIFICATION

I, the undersigned officer, hereby certify that the foregoing First Amendment to Amended and Restated Bylaws of Rush Enterprises, Inc. was duly adopted by the Board of Directors of Rush Enterprises, Inc. as of the date first set forth above.

By:	/s/ Michael Goldstone
Michael Goldstone
Vice President, General Counsel and Corporate Secretary